EXHIBIT 99

Date:	January 27, 2005

Subject:	Baldor Electric Company
4th Quarter and YTD 2004 Results and Discussion

Page:	1 of 2

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced unaudited results of the fourth quarter and year 2004.

	4th Quarter		% Change	Year		% Change
	2004	2003		2004	2003
(in thousands except per share data)	13 weeks ended Jan 1 2005	14 weeks ended Jan 3 2004		52 weeks ended Jan 1 2005	53 weeks ended Jan 3 2004
Net Sales	$162,845	$146,499	+11%	$648,195	$561,391	+15%
Cost of Sales	119,945	106,368		473,752	409,294

Gross Profit	42,900	40,131	+7%	174,443	152,097	+15%
SG&A	27,492	28,015		113,933	106,343

Operating Profit	15,408	12,116	+27%	60,510	45,754	+32%
Other (Income) Expense	470	278		1,297	989
Profit Sharing	1,725	1,444		6,885	5,436

Earnings Before Income Taxes	13,213	10,394	+27%	52,328	39,329	+33%
Income Taxes	2,803	3,844		17,276	14,550

Net Earnings	$10,410	$6,550	+59%	$35,052	$24,779	+41%

Earnings Per Share – Diluted	$0.31	$0.20	+57%	$1.05	$0.74	+41%
Dividends Per Share	$0.15	$0.14	+7%	$0.57	$0.53	+8%

Average Shares Outstanding	33,699	33,307	+1%	33,485	33,405	+0%

John McFarland, Chairman and CEO, commented on the Company’s results. “We are pleased to announce record sales for 2004 of $648.2 million, a 15% increase. Earnings were up 41%, and earnings per share increased 41% to $1.05, due in part to a fourth quarter reduction in income tax liabilities amounting to $0.06. Operating margins for the year improved to 9.3% from 8.2%.

“Fourth quarter sales were $162.8 million, an increase of 11% with one week less sales. During the quarter, earnings were up 59%, and earnings per share increased 57% to $0.31. Earnings per share were $0.25 before income tax reductions. Quarterly operating margins improved to 9.5% from 8.3%.”

McFarland also said, “We are optimistic about the coming year. We will have many new products, including our new H2™ Drives and a broader range of high efficiency Super E® motors. Our custom motor capabilities continue to expand, and sales of custom products are now 40% of our total. We expect international sales to continue to grow. We will open a new sales office in India during the first quarter of 2005.”

Balance Sheet Summary			Operating Margins
(in thousands)	2004	2003		Sales (in millions)	Operating Margins
	Jan 1 2005	Jan 3 2004
Cash & Marketable Securities	$44,446	$47,289
Trade Receivables – net	101,088	83,200	2001	$557	8.0%
Inventories	121,505	112,123	2002	$550	8.2%
Working Capital	213,145	171,802	2003	$561	9.2%
Total Debt	104,025	105,284	2004	$648	9.3%
Shareholders’ Equity	283,090	261,488

Cash Flow from Operations	$31,158	$62,771

(continued on page 2)

Date:	January 27, 2005	For more information contact
		Baldor Electric Company	Phone:	479-646-4711
Subject:	Baldor Electric Company	P O Box 2400	Fax:	479-648-5752
	4th Quarter and YTD 2004	Fort Smith, Arkansas 72902	Website: www.baldor.com
	Results and Discussion	John A. McFarland	Chairman & CEO
		Ronald E. Tucker	President, CFO & Secretary
Page:	2 of 2	Tracy L. Long	Treasurer & Assistant Secretary

We have prepared answers to a list of questions often asked by shareholders.

Q … How was your business during 2004?

Sales growth in 2004 was consistent and widespread and has continued into the first few weeks of 2005. The 14% increase in motor sales, 76% of our business, was evenly split between distributors and original equipment manufacturers. International sales were a record $101 million during 2004, up 22%. Generator sales were up 42% for the year, and drives sales were up 16%.

Q … Could you update us on your balance sheet?

During the year we reduced our debt slightly and increased our inventory turns. Larger investments in receivables and inventory needed to support our 15% sales growth reduced cash flow for the year.

Q … How are you dealing with increased raw material costs?

During 2004, we saw a nearly 100% increase in the costs of steel and copper, our two largest raw material purchases. We are offsetting these costs with price increases as well as product and productivity improvements.

Q … Did you make progress on returning to your goal of a 13.8% operating margin?

Our operating margins improved to 9.3% from 8.2% a year ago. As a percentage of sales, our sales and administrative expenses for the fourth quarter are at 20-year lows, and our manufacturing expense is the best it’s been in over four years. A portion of these gains offset the higher material costs we’ve experienced.

Q … What caused the reduction in income tax this quarter?

Income taxes for the quarter were reduced by prior year Federal research and development tax credits and the resolution of various state tax liabilities. We expect the first quarter tax rates to return to 37%.

Q … What impact did Sarbanes-Oxley regulations have on your fourth quarter?

Accounting fees associated with Sarbanes-Oxley were approximately $350,000, most of which were incurred during the fourth quarter. While there will be additional costs during 2005, we expect them to be less than 2004. We are on track to complete our assessments and have identified no material weaknesses in our internal controls to date.

Q … How are you affected by the current value of the dollar?

The current value of the dollar allows our products to be more competitive in international markets. It also causes the imported products we compete against to be more expensive.

Q … Are you running your plants at full capacity?

No. Productivity improvements are allowing us to expand capacity. We believe we can continue to increase production with additional productivity improvements and without additional facilities.

Q … When will you update us again?

The Company will make a presentation at the Gabelli Pump, Valve and Motor Symposium on February 8 in New York at 3:45 p.m. (EST). The webcast can be accessed through the Company’s website www.baldor.com.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (“optimistic”, “will”, “continue”, “expect”, “believe”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.